EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Insight Enterprises, Inc.:
We consent to the use of our reports dated July 25, 2007, with respect to the consolidated balance sheets of Insight Enterprises, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of earnings, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, incorporated by reference herein.
Our report on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, expresses our opinion that Insight Enterprises, Inc. did not maintain effective internal control over financial reporting as of December 31, 2006, because of the effect of a material weakness on the achievement of objectives of the control criteria and contains an explanatory paragraph that states that the material weakness arose from the following control deficiencies in the Company’s accounting for equity based awards: (i) inadequate policies and procedures to determine the grant date and exercise price of equity awards: (ii) inadequate supervision and training for personnel involved in the the stock option granting process; (iii) inadequate documentation and monitoring of the application of accounting policies and procedures regarding equity awards.
Our report on the consolidated financial statements refers to the restatement of the consolidated financial statements as of December 31, 2005, and for each of the years in the two-year period ended December 31, 2005, and to changes in the method of accounting for stock-based compensation and asset retirement obligations.
KPMG LLP
Phoenix, Arizona
December 6, 2007